EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Number 333-151812, 333-122974, 333-108128, and 333-56980), and Form S-3 (File Number 333-159617), of our report dated March 10, 2008 except for Note 8, for which the date is as of March 11, 2009 and as it related to the accounting for non controlling interests as discussed in Note 1, as to which the date is May 29, 2009 relating to the financial statements and financial statement schedule which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Ontario

March 16, 2010